Consent of Independent Registered Public Accounting Firm

We consent to the use of our report, dated October 15, 2020, with respect to the financial statements and financial highlights of PGIM Jennison Mid-Cap Growth Fund, a series of Prudential Jennison Mid-Cap Growth Fund, Inc., as of August 31, 2020, and for the respective years or period presented therein, incorporated by reference herein. We also consent to the references to our firm under the headings “Financial Highlights” in the prospectus and “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Statements” in the statement of additional information.

New York, New York

October 27, 2021